UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOLLAR GENERAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Tennessee		61-0502302
(State or Other Jurisdiction of Incorporation)		(I.R.S. Employer Identification No.)

100 Mission Ridge Goodlettsville, Tennessee 37072
(Address and Zip Code of Principal Executive Offices)

EMPLOYMENT AGREEMENT WITH DAVID A. PERDUE
(Full Title of the Plan)

Susan S. Lanigan Senior Vice President, General Counsel and Corporate Secretary Dollar General Corporation 100 Mission Ridge Goodlettsville, Tennessee 37072 (615) 855-4000
(Name, Address and Telephone Number for Agent of Service)

Copy to: Gary M. Brown Dinsmore & Shohl LLP Bank of America Plaza, Suite 1100 414 Union Street Nashville, Tennessee 37219 (615) 313-3325

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	500,000 Shares(2)	$12.68(3)	$6,340,000	$803.28

(1)

This registration statement on Form S-8 (this “Registration Statement”) registers 500,000 shares of common stock (the “Common Stock”), of Dollar General Corporation (the “Company”) issuable pursuant to an Employment Agreement between the Company and David A. Perdue, effective as of April 2, 2003 (the “Employment Agreement”). The Employment Agreement provides for certain equity awards, including the grant of an option to purchase 500,000 shares of Common Stock (the “Option”).  In addition, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Employment Agreement with respect to the Option by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company’s outstanding shares of Common Stock.

(2)

Represents 500,000 shares of Common Stock subject to the Option.

(3)

Calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of determining the registration fee. Calculation is based on the exercise price of the Option.

EXPLANATORY NOTE

Dollar General Corporation (the “Company” or “Registrant”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register shares of its Common Stock (the “Shares”), issuable to David A. Perdue, the Chairman and Chief Executive Officer of the Company, pursuant to the terms of the Employment Agreement between the Company and David A. Perdue, effective as of April 2, 2003 (the “Employment Agreement”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participant in the plan as specified under Rule 428(b)(1) under the Securities Act.  Such documents are not required to be, and are not being, filed by the Company with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a)

The Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2004 (the “2003 Fiscal Year End”), filed with the Securities and Exchange Commission on March 16, 2004;

(b)

All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the 2003 Fiscal Year End; and

(c)

The description of the Company’s Common Stock that is contained in the Company’s Current Report on Form 8-K filed June 8, 1998 as amended by a filing dated June 11, 1998, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.  Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by referenced herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) allows a Tennessee corporation’s charter to contain a provision eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty as a director.  Under the TBCA, a Tennessee business corporation may not eliminate or limit director monetary liability for (i) breaches of the director’s duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; or (iii) unlawful dividends, stock repurchases or redemptions.  This provision also may not limit a director’s liability for violation of, or otherwise relieve a corporation or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission. The Registrant’s charter contains a provision stating that directors shall not be personally liable for monetary damage to the corporation or its shareholders, except to the extent required by the TBCA.

The TBCA provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation.  The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received.  In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding.  The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

The Registrant’s Charter and Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Registrant’s Bylaws provide further that the Registrant shall advance expenses to each director and officer of the Registrant to the full extent allowed by the laws of the State of Tennessee, both as now in effect and as hereafter adopted.  Under the Registrant’s Charter and Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a director or officer may have or acquire both as to action in his or her official capacity and as to action in another capacity.  The Registrant believes that its Charter and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The Registrant has in effect a directors’ and officers’ liability insurance policy that provides coverage for its directors and officers.  Under this policy, the insurer agrees to pay, subject to certain exclusions, for any claim made against a director or officer of the Registrant for a wrongful act by such director or officer, but only if and to the extent such director or officer becomes legally obligated to pay such claim, or incurs certain costs in defending such claim.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed in the Exhibit Index beginning on page 8 hereof are filed as part of or incorporated into this Registration Statement.

Item 9.  Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goodlettsville, State of Tennessee, on this 16th day of March, 2004.

DOLLAR GENERAL CORPORATION

By:	/s/ Susan S. Lanigan
Susan S. Lanigan, Senior Vice President, General Counsel and Corporate Secretary

KNOW MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Susan S. Lanigan and Christine L. Connolly, and either of them (with full power in each to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or their substitutions, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ David A. Perdue David A. Perdue	Chairman and Chief Executive Officer	March 16, 2004

/s/ James J. Hagan	Executive Vice President and Chief	March 16, 2004
James J. Hagan	Financial Officer (principal financial and accounting officer)

/s/ David L. Beré	Director	March 16, 2004
David L. Beré

/s/ Dennis C. Bottorff	Director	March 16, 2004
Dennis C. Bottorff

/s/ Barbara L. Bowles	Director	March 16, 2004
Barbara L. Bowles

/s/ James L. Clayton	Director	March 16, 2004
James L. Clayton

/s/ Reginald D. Dickson	Director	March 16, 2004
Reginald D. Dickson

	Director	March ___, 2004
E. Gordon Gee

/s/ John B. Holland	Director	March 16, 2004
John B. Holland

/s/ Barbara M. Knuckles	Director	March 16, 2004
Barbara M. Knuckles

/s/ James D. Robbins	Director	March 16, 2004
James D. Robbins

/s/ David M. Wilds	Director	March 16, 2004
David M. Wilds

/s/ William S. Wire, II	Director	March 16, 2004
William S. Wire, II

EXHIBIT INDEX

Exhibit No.	Description

4.1

Employment Agreement, effective as of April 2, 2003, by and between Dollar General Corporation and David A. Perdue (filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2003, filed with the Commission on May 29, 2003 and incorporated herein by this reference).

4.2

Nonqualified Stock Option Agreement, dated April 2, 2003, by and between Dollar General Corporation and David A. Perdue (filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended May 2, 2003, filed with the Commission on May 29, 2003 and incorporated herein by this reference).

4.3

Dollar General Corporation Amended and Restated Charter (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2004, filed with the Commission on March 16, 2004 and incorporated herein by this reference).

4.4

Dollar General Corporation Bylaws (filed as Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 2, 2002, filed with the Commission on August 28, 2002 and incorporated herein by this reference).

5	Opinion of Dinsmore & Shohl LLP.

23.1	Consent of Dinsmore & Shohl LLP (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP.

24	Power of Attorney (included on the signature page hereto).

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